EXHIBIT 10.2

August 6, 2025

Peter Conley

Dear Peter:

As discussed, enclosed please find a Separation and General Release Agreement (the “Agreement”) with respect to your separation of employment from Know Labs, Inc. (the “Company”), which will be upon the consummation of the transactions described in that certain Securities Purchase Agreement dated as of June 5, 2025, by and among the Company and Goldeneye 1995 LLC, a Nevada limited liability company, which we anticipate will occur on or around August 5, 2025 (such date, the “Separation Date”).

To receive the severance payment described in the Agreement, you must:

•	remain employed with the Company in good standing through the Closing,
•	execute and return the Agreement no later than August 12, 2025, but not before the Separation Date,
•	not revoke the Agreement within seven days after executing it, and
•	comply with all terms of the Agreement.

You will continue to receive your regular base salary through the Separation Date. We also remind you that you continue to be bound by your Proprietary Information, Invention Assignment, Post Employment Restraints and Arbitration Agreement between you and the Company dated on or about May 13,2022 (as amended, restated, or otherwise modified from time to time, the “Confidentiality Agreement”).

Please submit all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

You will receive information about your 401(k) account (if any) and any other benefits separately. Eligibility for unemployment benefits is decided by the State, not the Company, and you may wish to contact your local unemployment office to apply.

If you have any questions regarding the Agreement, please contact Ronald Erickson, Chief Executive Officer.

-1-

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement is between Peter Conley (“you” or “Employee”) and Know Labs, Inc. (the “Company”). You are eligible to receive the Severance Payment set forth below if you sign and return the Agreement within three (3) business days following the Separation Date (as defined below), do not revoke your acceptance within seven (7) days after signing it, and comply with all terms of the Agreement.

1. Last Day of Employment. Your last day of employment with the Company will be the date of the consummation of the transactions described in that certain Securities Purchase Agreement dated as of June 5, 2025, by and among the Company and Goldeneye 1995 LLC, a Nevada limited liability company (the “Separation Date”). Your active participation in the Company’s group health insurance plan(s), if applicable, will end on the last calendar day of the month in which the Separation Date occurs. Coverage under any other group benefit plans or programs in which you participated, if any, will end on the Separation Date.

2. Consideration. If you choose to sign and return this Agreement within the required time-period, do not revoke your acceptance, and you abide by all of the other terms of this Agreement, the Company agrees to pay you, as severance, a lump sum payment equal to twelve (12) months of your regular base salary (i.e., $400,000), less applicable withholdings and deductions, which shall be payable within thirty (30) days of the “Effective Date” (as defined in Section 4 below) (the “Severance Payment”).

You acknowledge that the Company would not agree to provide you with the Severance Payment without your general release of claims and other promises in this Agreement. You also agree that the Severance Payment constitutes good and valuable consideration for your general release of claims and other promises in this Agreement.

3. General Release of Claims In exchange for the Severance Payment, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing and any professional employer organization(all, collectively, the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign and return this Agreement. This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;

-2-

•	for breach of contract, whether oral or written (express or implied), breach of covenant of good faith and fair dealing (express or implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel or slander, negligence, assault, battery, invasion of privacy, personal injury, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;
•	for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, Washington State Law Against Discrimination, Washington Equal Pay Law, Washington Sex Discrimination Law, Washington Age Discrimination Law, Washington Family Care Act, Washington Parental Leave Discrimination Law, Washington Minimum Wage Act, Washington Wage, Hour, and Working Conditions Law, Washington Wage Payment and Collection Law, Washington Industrial Welfare Act, Washington Family and Medical Leave Act, Washington Military Employment and Reemployment Law, Washington Social Media Privacy Law, Washington Whistleblower Protection Law, Washington Genetic Testing Protection Law, Utah Antidiscrimination Act, Utah Minimum Wage Act, Utah Wage Payment Law, Utah Genetic Testing Privacy Act, Internet Employment Privacy Act, Utah Right to Work Law, Utah Public Order and Decency Law, Employment Relations and Collective Bargaining Act, Protection of Activities in Private Vehicles Act, Employment Selection Procedures Act, Utah Occupational Safety and Health Act, in each case as such laws have been or may be amended;
•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974;
•	to any non-vested claim to ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options (including any promised equity that has not yet been granted);
•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;
•	relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal, state, or local statute or ordinance not expressly listed above and any claims with respect to that certain employment agreement, dated as of May 13, 2022, between you and the Company; and
•	any and all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, expenses, costs and disbursements.

-3-

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign and return this Agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibit the release of unknown claims. You acknowledge and agree that you do not as of the date of execution of this Agreement have any known or suspected claim(s) against any of the Released Parties, the factual foundation for which involves unlawful discrimination, harassment, or retaliation.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; your rights to any vested benefits (including stock options granted to you by the Company that are vested as of the Separation Date) to which you are entitled under the terms of the applicable employee benefit plan; or any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that you may have with respect to any claims made or threatened against you in your capacity as a director, officer or employee of the Company (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in Section 11 below.

4. Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in Section 3 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign and return this Agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;
•	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;
•	you should fully consider this Agreement before signing it;
•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
•	you have twenty one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement;
•	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the consideration described in Section 2 above, will automatically terminate;

-4-

•	at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this Agreement. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company within the 7-day period;
•	this Agreement is not effective or enforceable until (and if) the revocation period has passed without a revocation;
•	if you exercise your right to revoke, this Agreement will not be enforceable; and
•	if you do not revoke your acceptance of this Agreement, the eighth day following the date that you sign and return this Agreement will be the “Effective Date”.

5. No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

6. Covenant not to Sue. Except as provided in Section 11 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action against any of the Released Parties with respect to any claim that has been released in this Agreement.

7. Cooperation with Investigations/Litigation. You agree, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during your employment with the Company. Your requested cooperation may include, for example, making yourself reasonably available to consult with the Company’s counsel, providing truthful information and documents, and appearing to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse you for reasonable out-of-pocket expenses that you incur in providing any requested cooperation, so long as you provide advance written notice to the Company of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this section is intended to, and shall not, preclude or limit your preserved rights described in Section 11 below.

8. Non-Disparagement. You agree that you will not at any time make any disparaging or derogatory statements concerning any of the following: the Company, its founders, or the Company’s business, products, services, clients or employees, either orally or in writing (including on social media such as Glassdoor, Fishbowl, LinkedIn, etc and including anonymously). Nothing in this Section is intended to, and shall not, restrict or limit you from exercising your preserved rights described in Section 11, including your rights, if any, under Section 7 of the National Labor Relations Act, or restrict or limit you from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

-5-

9. Non-Disclosure Obligations. You acknowledge your obligation to keep confidential, and to not disclose or use (and agree to keep confidential and not disclose or use) any and all non-public information concerning the Company that you acquired during the course of your employment (such as non-public information about the Company’s business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under Section 11. You also acknowledge and reaffirm, and agree to comply with, your obligations under any confidentiality, assignment of inventions, non-competition, non-solicitation or non-disparagement agreement(s) that you previously executed for the benefit of the Company, such as the Confidentiality Agreement, which remains in full force and effect. In the event of any conflict between any such obligation or agreement and this Agreement, the provisions which are broadest (including, without limitation, with respect to scope and duration), or otherwise most favorable to the Company or its affiliates, as applicable, shall control.

10. Return of Company Documents and Other Property. You agree that you will immediately disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment, on its computer network or system, or on any accounts that you used for the Company’s benefit during your employment (including, but not limited to, Slack and cloud). In addition, you confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business and/or containing any non-public information concerning the Company, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Company property in your possession, custody or control. You also represent and warrant that you have not retained copies of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise).

11. Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) your protected rights under federal, state or local employment discrimination laws (including, without limitation, ADEA and Title VII) to communicate or file a charge with, initiate, testify, assist, comply with a subpoena from, or participate in any manner in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”) or similar federal, state or local government body or agency charged with enforcing employment discrimination laws; provided, however, you shall not be entitled to any relief or recovery (whether monetary or otherwise), and you hereby waive any and all rights to relief or recovery under, or by virtue of, any such filing of a charge with, or investigation, hearing or proceeding conducted by, the EEOC or any other similar federal, state or local government agency relating to any claim that has been released in this Agreement

(b) your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement;

(c) your right to enforce the terms of this Agreement and to exercise your rights relating to any other Excluded Claims; or

(d) your rights, if any, under the National Labor Relations Act;

-6-

(e ) your protected right to disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you are entitled;

(f) your protected rights to discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

12. No Other Pay or Benefits. You acknowledge and agree that except as provided herein, you have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions, unused vacation time, and/or any other forms of compensation due to you up through the Separation Date. You acknowledge and agree that, except for Company’s obligation to provide the payment specifically provided herein, you are entitled to no other payments or benefits whatsoever and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company, or otherwise.

13. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

14. Breach. In the event you breach any of your obligations under this Agreement or the Confidentiality Agreement, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing the consideration under Section 2 of this Agreement, and/or require you to repay any amounts previously received. All of the other terms of this Agreement will remain in effect. The exercise of your preserved rights under Section 11 will, in no event, be considered a breach of your obligations under this Agreement.

15. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, the Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with, or exempt from, Section 409A. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A. For purposes of Section 409A, each payment in a series of installment payments under this Agreement shall be treated as a separate payment.

16. Miscellaneous

(a) This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under the Confidentiality Agreement and any other agreement(s) relating to non-competition, non-solicitation, non-disparagement, intellectual property, confidential information, and non-disclosure that you have signed for the benefit of the Company shall remain in full force and effect. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

-7-

(b) This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

(c) The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d) The Company and you shall each bear their own costs, fees (including, without limitation, attorneys’ fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e) The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(f) This Agreement will be governed and interpreted under the laws of the State of Washington, without giving effect to choice of law principles. The Company and you irrevocably consent to the jurisdiction of the federal and state courts in the State of Washington for the resolution of any disputes arising under or respect to this Agreement.

(g) Given the full and fair opportunity provided to each party to consult with their respective counsel regarding the terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(h) The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(i) This Agreement may be executed in one or more counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, portable document format (.pdf) or otherwise) to the other party, it being understood that both parties need not sign the same counterpart.

-8-

15. Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;
•	have carefully read this Agreement and understand all of its terms;
•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;
•	have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or Agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;
•	understand that you are responsible for your own attorneys’ fees and costs;
•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;
•	were given at least 21 days to review this Agreement before signing it and understood that you were free to use as much or as little of the review period as you wished or considered necessary before deciding to sign it; and
•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

16. Time for Acceptance. Notwithstanding in this Agreement to the contrary, this Agreement may only be accepted by you within three (3) business days following the Separation Date. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21)-day consideration period.

[signature page follows]

-9-

Agreed to and accepted on this date: August 6, 2025.

EMPLOYEE:

/s/ Peter Conley
Peter Conley

Agreed to and accepted on this 6th day of  August, 2025.

COMPANY:
Know Labs, Inc.
By: /s/ Ronald Erickson
Ronald Erickson

-10-